Exhibit 99.1

Astrotech Announces Changes to Board of Directors and Compensation Actions to Promote Cost Savings

June 29, 2018 07:05 AM Eastern Daylight Time

AUSTIN, Texas - Astrotech (NASDAQ: ASTC) today announced several changes to its Board of Directors. With a view toward reducing costs, the board size will be reduced to four, and the company’s Board Chairman and Chief Executive Officer, Thomas B. Pickens III, will voluntarily reduce his salary.

Effective July 1, 2018, Pickens’ salary will be reduced by 10.4 percent, and Board members Sha-Chelle Manning and Michael R. Humphrey will resign. As a result of these departures, the Board is now composed of the following directors: Thomas B. Pickens III, Mark Adams, Daniel Russler, Jr, and Ronald Cantwell.

Pickens said, “We have accomplished our goal of developing a trace explosives and narcotics detector that will define the new industry standard. The process of obtaining TSA certification – which will enable us to sell the product worldwide – is taking longer than anticipated. While we have been cutting costs along the way, we are now cutting further in order to conserve resources while providing critical support to the testing and approval process.”

About Astrotech

Astrotech (NASDAQ: ASTC) is an innovative science and technology company that invents, acquires, and commercializes technological innovations sourced from research institutions, laboratories, universities, and internally, and then funds, manages, and builds proprietary, scalable start-up companies for profitable divestiture to market leaders to maximize shareholder value. 1st Detect develops, manufactures, and sells chemical analyzers for use in the security, defense, healthcare, food and beverage, and environmental markets. Sourced from decades of image research from IBM and Kodak laboratories, Astral Images sells film-to-digital image enhancement, defect removal and color correction software, as well as post-processing services providing economically feasible conversion of television and feature 35mm and 16mm films to the new 4K ultra-high definition (UHD), high-dynamic range (HDR) format necessary for the new generation of digital distribution. Sourced from NASA’s extensive microgravity research, Astrogenetix is applying a fast-track, on-orbit discovery platform using the International Space Station to develop vaccines and other therapeutics. Demonstrating its entrepreneurial strategy, Astrotech management sold its state-of-the-art satellite servicing operations to Lockheed Martin in August 2014. Astrotech is headquartered in Austin, Texas. For information, please visit www.astrotechcorp.com.

This press release contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, whether we can successfully develop our proprietary technologies and whether the market will accept our products and services, as well as other risk factors and business considerations described in the Company’s Securities and Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.

Contacts

Astrotech Corporation
Company Contact:
Eric Stober, 512-485-9530
Chief Financial Officer
or
IR Contact:
Nicole Conser, 512-485-9530
Marketing Director, Astrotech Corporation